                                   EXHIBIT 5.1

                                  [LETTERHEAD]

August 11, 2000

FORTEL Inc.
46832 Lakeview Blvd.
Fremont, CA  94538

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by FORTEL Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 5,341,126 shares (the "Shares") of the Company's Common Stock, including 2,191,781 shares currently outstanding (the "Shares") and up to 3,149,345 shares issuable upon exercise of Repricing Warrants held by the Selling Securityholders (the "Warrant Shares").

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable and that the Warrant Shares will be, upon issuance and payment therefore pursuant to the terms of the Repricing Warrants, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ John L. Cardoza
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       John L. Cardoza